EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of September 11, 2007 (the “Agreement”), is by and among King of the Cage, Inc. (the “Company”), and the shareholders of the Company as listed in Schedule A hereto (collectively, the “Seller”), on the one hand, and ProElite, Inc., a New Jersey corporation (the “Purchaser”), on the other hand.

WITNESSETH:

WHEREAS, the Seller owns all issued and outstanding shares of capital stock of the Company (the “Company Shares”); and

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase, the Company Shares on the terms and conditions set forth below; and

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I
SALE AND PURCHASE OF SHARES

1.1 Transfer of Shares. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of the Seller, the Company and the Purchaser herein set forth, at the Closing as defined below in Section 3.1, the Seller shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, by appropriate bills of sale, assignments and other instruments satisfactory to the Purchaser and its counsel, good and marketable title in and to the Company Shares.

ARTICLE II
PURCHASE PRICE, PAYMENT AND RELATED MATTERS

2.1 Purchase Price. The Purchaser shall pay to the Seller for the Company Shares the purchase price (the “Purchase Price”) as follows:

(a) Fixed Payments.

(i) $3,250,000 cash, payable at the Closing (the “Closing Cash Payment”), by certified or cashier’s check or wire transfer of immediately available funds into a bank account or accounts designated in writing by the Seller on or prior to the Closing; and

(ii) 178,571 restricted shares of common stock of the Purchaser to be delivered by the Purchaser on January 2, 2008 to Seller and/or their designees, (the “Initial PE Shares”).

(iii) $500,000 in cash to be paid to accounts designated by Seller sixty days from the Closing Date subject to any offset for claims made pursuant to Article VIII hereof.

(b) Contingent Payments. For each twelve month period, commencing on the first day of the month immediately following the Closing Date, the following (collectively, the “Contingent Payments”),

(i) The sum of US$500,000 within sixty days from the date (the “Anniversary Date”) of each of the first five anniversaries of the first day of the month immediately following the Closing Date, provided that not less than fifteen events were produced under the supervision of Terry Trebilcock (“Trebilcock”) under the King of the Cage (“KOTC”) name during the twelve month period prior to the applicable Anniversary Date.

(ii) On each of the first five Anniversary Dates, $75,000 and the number of shares of common stock equal to $75,000, based on the lesser of the average closing prices of the Purchaser’s Common Stock for the five trading days immediately before the date of payment, or $7.00 per share (subject to adjustment for any stock splits, recapitalizations etc.), provided that no less than 22 events were produced under the supervision of Trebilcock and under the KOTC name for each 12 month period commencing the first day of the month after the Closing Date.

(iii) 13 months after the Closing, $350,000 split evenly between a cash payment and a stock payment if the following conditions have been satisfied:

(1) The earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the Company’s operations for the twelve month period commencing the first calendar month immediately following the Closing shall be at least $700,000; and

(2) There have been at least 22 events produced under the supervision of Trebilcock under the KOTC name during such period (the “Event Test”).

Assuming the Event Test has been met for the applicable period, if EBITDA for the Company’s operations for the twelve month period commencing the first calendar month immediately following the Closing is below $700,000, the additional $350,000 payment will be proportionally reduced with the reduced amount split between cash and stock. The per share price shall be the lesser of the average closing prices of the Purchaser’s Common Stock for the 5 trading days immediately before the date of payment or $7.00 per share price (subject to adjustment for any stock splits, recapitalizations etc.).

(iv) 25 months after the Closing, $350,000 split evenly between a cash payment and a stock payment if the following conditions have been satisfied:

(1) EBITDA for the Company’s operations for the twelve month period commencing the first full calendar month after the first anniversary of the Closing is at least $900,000; and

(2) The Event Test has been met during such period.

Assuming the Event Test has been met for the applicable period, if EBITDA for the Company’s operations for the twelve month period commencing the first full calendar month after the first anniversary of the Closing is below $900,000, the additional $350,000 payment will be proportionally reduced with the reduced amount split between cash and stock. The per share price shall be the lesser of the average closing prices of the Purchaser’s Common Stock for the five trading days immediately before the date of payment or $7.00 share price (subject to adjustment for any stock splits, recapitalizations etc.).

(v) 37 months after the Closing, $350,000 split evenly between a cash payment and a stock payment if the following conditions have been satisfied:

(1) EBITDA for the Company’s operations for the twelve month period commencing the first full calendar month after the second anniversary of the Closing is at least $1,000,000; and

(2) The Event Test has been met during such period.

Assuming the Event Test has been met for the applicable period, if EBITDA for the Company’s operations for the twelve month period commencing the first full calendar month after the second anniversary of the Closing is below $1,000,000, the additional $350,000 payment will be proportionally reduced with the reduced amount split between cash and stock. The per share price shall be the lesser of the average closing prices of the Purchaser’s stock for the five trading days immediately before the date of payment or $7.00 per share (subject to adjustment for any stock splits, recapitalizations etc.).

(vi) 49 months after the Closing, $350,000 split evenly between a cash payment and a stock payment if the following conditions have been satisfied:

(1) EBITDA for the Company’s operations for the twelve month period commencing the first full calendar month after the third anniversary of the Closing is at least $1,300,000; and

(2) The Event Test has been met during such period

Assuming the Event Test has been met for the applicable period, if EBITDA for the Company’s operations for the twelve month period commencing the first full calendar month after the third anniversary of the Closing is below $1,300,000, the additional $350,000 payment will be proportionally reduced with the reduced amount split between cash and stock. The per share price shall be the lesser of the average closing prices of the Purchaser’s Common Stock for the five trading days immediately before the date of payment or $7.00 per share (subject to adjustment for any stock splits, recapitalizations etc.).

(vii) 61 months after the Closing, $350,000 split evenly between a cash payment and a stock payment if the following conditions have been satisfied:

(1) EBITDA for the Company’s operations for the twelve month period commencing the first full calendar month after the fourth anniversary of the Closing is at least $1,500,000; and

(2) The Event Test has been met during such period

Assuming the Event Test has been met for the applicable period, if EBITDA for the Company’s operations for the twelve month period commencing the first full calendar month after the fourth anniversary of the Closing is below $1,500,000, the additional $350,000 payment will be proportionally with the reduced amount reduced split between cash and stock. The per share price shall be the lesser of the average closing prices of Purchaser’s Common Stock for the five trading days immediately before the date of payment or $7.00 per share.

Notwithstanding anything herein to the contrary, with regard to any Contingent Payment payable in stock, (a) there shall be a floor of $2 per share (adjusted for any stock splits, recapitalizations, etc.), and (b) in the event the average closing prices of the stock for the five trading days before the applicable date of payment is less than $7 per share, the Purchaser shall have the option to pay in cash.

2.2 Transfer Taxes. The Seller shall be solely responsible for the payment of any and all federal and state income taxes incident to the sale and transfer of the Company Shares contemplated herein.

ARTICLE III
THE CLOSING

3.1 Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Troy & Gould Professional Corporation at 10:00 a.m. on September 12, 2007 (the “Closing Date”) as such date may be changed upon agreement of the Parties.

3.2 Actions at the Closing. At the Closing, the Seller and the Purchaser shall take such action and execute and deliver such agreements and other documents and instruments as necessary or appropriate to effect the transactions contemplated by this Agreement in accordance with its terms and conditions, including, without limitation, the following:

(a) The Purchaser shall pay and deliver to the Seller the Closing Cash Payment;

(b) The Seller shall deliver to the Purchaser certificates representing all Company Shares, together with stock powers duly endorsed for transfer of the Company Shares to the Purchaser.

(c) The applicable parties shall execute and deliver the Trebilcock Employment Agreement, the Pledge Agreement, and the Lock-up Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANY

Each Seller and the Company hereby jointly and severally represent and warrant to the Purchaser that:

4.1 Title to Company Shares. The Seller is the sole legal and beneficial owner of the Company Shares, and upon consummation of the purchase contemplated herein, the Purchaser will acquire from the Seller good and marketable title to the Company Shares, free and clear of all liens, claims, encumbrances or restrictions.

4.2 Authority to Execute and Perform Agreements. The Seller has the full right, power and authority to enter into, execute and deliver this Agreement and to transfer, convey and sell to the Purchaser at the Closing the Company Shares.

4.3 Enforceability. This Agreement has been duly and validly executed by the Seller and (assuming the due authorization, execution and delivery of Purchaser) constitutes the legal, valid and binding obligation of the Seller, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general equitable principles affecting the enforcement of contracts.

4.4 No Violation. The execution or delivery by the Seller of this Agreement does not violate in any material respect any applicable law or any judgment, order or decree of any court, and will not result in the creation or imposition of any lien, charge or other encumbrance upon the Company Shares.
4.5 Non-Contravention. Neither the execution and delivery of this Agreement or the other agreements contemplated hereby to be executed by the Seller nor the consummation by the Seller of the transactions contemplated hereby or thereby does or would after the giving of notice or the lapse of time or both, (i) conflict with, result in a breach of, constitute a default under, or violate the charter documents of the Company or, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, amend, modify, cancel or refuse to perform under, or require any notice under any agreement, contract, commitment, license, lease, instrument or other arrangement to which either of the Seller or the Company is a party or by which either of them is bound; or (iii) result in the creation of, or give any party the right to create, any lien or other rights or adverse interests upon any right, property or asset of the Company or the Seller.

4.6 Securities Laws. The Company Shares were issued in full compliance with all applicable laws relating to the issuance or sale of securities, and the Seller has obtained all necessary permits and other authorizations or orders of exemption as may be necessary or appropriate under all applicable laws relating to the issuance or sale of securities with respect to the transactions contemplated herein.

4.7 No Adverse Litigation. The Seller is not a party to any pending litigation which seeks to enjoin or restrict the Seller’s ability to sell or transfer the Company Shares hereunder, nor is any such litigation threatened against the Seller. Furthermore, there is no litigation pending or threatened against the Seller which, if decided adversely to the Seller, could adversely affect the Seller’s ability to consummate the transactions contemplated herein or the Purchaser’s ownership of the Company shares.

4.8 Representations with Respect to the Company.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of California.

(b) The Company does not own, directly or indirectly, any capital stock, equity or interest in any corporation, firm, partnership, joint venture or other entity.

(c) The authorized capital stock of the Company consists solely of 1,000,000 shares of Common Stock, of which 100 shares are issued and outstanding. All of the outstanding shares of Common Stock have been duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive right of stockholders. There is no outstanding voting trust agreement or other contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling the Company to issue, sell, redeem or repurchase any of its securities, and, there is no outstanding security of any kind convertible into or exchangeable for any shares of the capital stock of the Company. The Company has not granted registration rights to any person.

(d) Except as disclosed on the balance sheet of the Company as of June 30, 2007, the Company does not have any (a) assets of any kind or (b), commitments, liabilities or obligations, whether secured or unsecured, accrued, determined, absolute or contingent, asserted or unasserted or otherwise.

(e) The Company has provided true, correct and accurate copies of the unaudited balance sheet of the Company as of June 30, 2007 and the related statements of operations, changes in shareholders’ equity and cash flow for the period then ended, all of which fairly present the financial position of the Company and the results of operation and cash flow thereof, as of the dates and for the periods indicated.

(f) The Company has filed all tax returns and reports which were required to be filed on or prior to the date hereof in respect of all income, withholding, franchise, payroll, excise, property, sales, use, value-added or other taxes or levies, imposts, duties, license and registration fees, charges, assessments or withholdings of any nature whatsoever (together, “Taxes”), and has paid all Taxes (and any related penalties, fines and interest) which have become due pursuant to such returns or reports or pursuant to any assessment which has become payable, or, to the extent its liability for any Taxes (and any related penalties, fines and interest) has not been fully discharged, the same have been properly reflected as a liability on the books and records of the Company and adequate reserves therefore have been established.

(g) Schedule 4.8(g) contains a complete and accurate list of all material agreements (whether written or oral) to which the Company is a party or is bound (“Contracts”). Each Contract is in full force and effect and is valid and enforceable in accordance with its terms. The Company is, and at all times has been, in compliance with all material terms and requirements of each Contract and the other party or parties to such Contracts is, and has been, in like compliance.

(h) The Company has conducted its business in material compliance with all applicable laws, ordinances, rules, regulations, court or administrative order, decree or process (“Applicable Law”). The Company has not received any notice of violation or claimed violation of any Applicable Law.

(i) There is no claim, dispute, action, suit, proceeding or investigation pending or, to the knowledge of Seller, threatened, against the Company, or challenging the validity or propriety of the transactions contemplated by this Agreement, at law or in equity or admiralty or before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, nor to the knowledge of the Seller, has any such claim, dispute, action, suit, proceeding or investigation been pending or threatened, during the twelve month period preceding the date hereof. There is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against the Company. The Company has not received any written or verbal inquiry from any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality concerning the possible violation of any Applicable Law.

(j) Schedule 4.8(b) contains a complete and accurate list of all trademarks, service marks, trade names, domain names, copyrights, trade secrets, websites and all other proprietary and intellectual property rights (the “Intellectual Property”) owned by or licensed to the Company. None of the Intellectual Property infringes or violates the rights of any third party and no claim is pending or threatened alleging any of the foregoing. The Intellectual Property listed on Schedule 4.8(b) is all of the Intellectual Property necessary for the conduct of the Company’s business.

4.9 Interested Party Transactions. The Company is not indebted to the Seller or any of them or to any director, officer or employee of the Company (except for amounts due as salaries, bonuses, commissions and reimbursements of expenses in the ordinary course of the Company’s business), and no such person is indebted to the Company.

4.10 No Broker. No broker, finder, agent or similar intermediary has acted for or on behalf of Seller or is entitled to a fee or commission in connection with this Agreement or the transactions contemplated hereby.

4.11 Investment Purpose; Lock-up

(a) The Seller is acquiring the Initial PE Shares and any additional shares of the Purchaser’s Common Stock as provided herein (together with the Initial PE Shares, the “PE Shares”), for investment for the Seller’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. The Seller further represents that the Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the PE Shares.

(b) The Seller understands that the sale of the PE Shares hereunder are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), on the ground that the sale is exempt from registration under the Securities Act, and that the Purchaser’s reliance on such exemption is predicated, in part, on the Seller’s representations set forth herein.

(c) The Seller acknowledges that the PE Shares are subject to the terms of the Lock-up Agreement attached hereto (the “Lock-up” Agreement).

4.12 Restricted Securities. The Seller understands that the PE Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act of 1933 as amended (the “Securities Act”) or an exemption therefrom, and that in the absence of an effective registration statement covering the PE Shares or any available exemption from registration under the Securities Act, the PE Shares must be held indefinitely. The Seller is aware that the PE Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about the Purchaser. Notwithstanding the foregoing, a portion of the PE Shares may be issued or distributed to persons other than the Seller provided that each such issuee or distributee executes an appropriate investment representation document.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that:

5.1 Organization; Authority; Due Authorization. The Purchaser is duly organized, validly existing and in good standing under the laws of the state of New Jersey, and has all requisite corporate power, authority and approvals required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. The Purchaser has taken all actions necessary to authorize it to enter into and perform fully its obligations under this Agreement and to consummate the transactions contemplated herein. This Agreement is the legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms.

5.2 No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not (a) violate, conflict with, or constitute a default under any contract or other instrument to which the Purchaser is a party or by which it or its property is bound, (b) require the consent of any party to any material contract or other agreement to which Purchaser is a party or by which it or its property is bound, or (c) violate any laws or orders to which Purchaser or its property is subject.

5.3 Capitalization. The authorized capital stock of Purchaser consists of (i) 250,000,000 shares of common stock, par value $0.0001, of which 43,028,333 shares are outstanding as of the date of this Agreement and (ii) 20,000,000 shares of preferred stock, of which no shares are outstanding. The PE Shares have been duly authorized, and, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable.

5.4 Financial Statements. Purchaser’s financial statements included in Purchaser’s filings with the U.S. Securities and Exchange Commission fairly and accurately present the financial condition and results of operations as of the respective dates of and for the periods referred to in such financial statements.

5.5 Taxes. Purchaser has filed all tax returns and reports which were required to be filed on or prior to the date hereof in respect of all income, withholding, franchise, payroll, excise, property, sales, use, value-added or other taxes or levies, imposts, duties, license and registration fees, charges, assessments or withholdings of any nature whatsoever and has paid all Taxes (and any related penalties, fines and interest) which have become due pursuant to such returns or reports or pursuant to any assessment which has become payable, or, to the extent its liability for any Taxes (and any related penalties, fines and interest) has not been fully discharged, the same have been properly reflected as a liability on the books and records of Purchaser and adequate reserves therefore have been established.

5.6 Compliance with Law. Purchaser has conducted its business in material compliance with all applicable laws, ordinances, rules, regulations, court or administrative order, decree or process. Purchaser has not received any notice of violation or claimed violation of any Applicable Law.

5.7 Litigation. There is no claim, dispute, action, suit, proceeding or investigation pending or, to the knowledge of Purchaser, threatened, against Purchaser, or challenging the validity or propriety of the transactions contemplated by this Agreement, at law or in equity or admiralty or before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, nor to the knowledge of the Purchaser, has any such claim, dispute, action, suit, proceeding or investigation been pending or threatened, during the twelve month period preceding the date hereof. There is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against Purchaser. Purchaser has not received any written or verbal inquiry from any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality concerning the possible violation of any Applicable Law.

5.8 No Broker. No broker, finder, agent or similar intermediary has acted for or on behalf of Purchaser or is entitled to a fee or commission in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VI
COVENANTS

6.1 Further Assurances. Upon the terms and subject to the conditions contained in this Agreement, the parties agree, before and after the Closing, (a) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or thereunder, (c) to provide whatever information and documentation is reasonably required to enable the Purchaser to prepare financial statements with respect to the Company, and (d) to cooperate with each other in connection with the foregoing.

6.2 Conduct of Business. From the Agreement Date through the Closing Date, the Company shall, except as permitted by this Agreement or as consented to by the Purchaser in writing, conduct the business only in the ordinary course of business and (i) will not take any action inconsistent with this Agreement or with the consummation of the transactions contemplated hereby and thereby, and (ii) use its best efforts to maintain the continuity of management and maintain the business in a condition that complies with laws and is consistent with the requirements of the business as it is presently conducted except that the Company may distribute to the Seller the assets set forth on Schedule B.

6.3 Covenant Not to Compete.

(a) Subject to the performance by the Purchaser of its obligations under this Agreement and the other agreements contemplated hereby, Seller shall not, for a period of four years from and after the Closing Date, directly or indirectly, as a partner, joint venturer, employer, employee, contractor, consultant, shareholder, director, officer, trustee, principal or agent engage in, control, advise with respect to, manage, act as a consultant to, receive any economic benefit from or exert any influence upon any business or businesses engaged in the business as conducted by the Company immediately prior to the Closing (the “Restricted Business”), in the United States, provided that the Seller may, without violating this covenant, become employed or otherwise engaged by a given entity which engages in one or more businesses in addition to the Restricted Business, if such other businesses are separate and distinct from the Restricted Business and such Seller (i) is not involved in any way whatsoever in the Restricted Business either directly or indirectly through supervision of, administration of, or consultation to those involved in the Restricted Business, or otherwise and (ii) prior to accepting such employment or engagement, notifies such entity in writing that he is subject to this covenant not to compete, supplies a copy of such covenant to such entity and delivers a copy of such notice to the Purchaser; and provided further that the Seller may, without violating this covenant own as a passive investment not in excess of five percent of the securities of a corporation which engages in the Restricted Business if such securities are regularly and publicly traded on a national securities exchange or in the over-the-counter market.

(b) Subject to the performance by the Purchaser of its obligations under this Agreement and the other agreements contemplated hereby, Seller shall not, for a period of four years from and after the Closing Date, engage or participate in any effort or act to solicit the Company’s or Purchaser’s clients, associates or employees to cease doing business, or to cease their employment or association, with the Company or the Purchaser or interfere in any manner with the contractual or employment relationship between the Company or the Purchaser and any such client, associate or employee of the Company or Purchaser.

(c) The Seller acknowledges that the foregoing territorial and time limitations are reasonable and properly required for the adequate protection of the Purchaser and that in the event that any such territorial or time limitation is deemed to be unreasonable and is then reduced by a court of competent jurisdiction, then, as reduced, the territorial or time limitation shall be enforced.

(d) The Seller acknowledges that the remedy at law for any breach or threatened breach by them of the agreements contained in this Section 6.1 will be inadequate and agree that the Purchaser, in the event of such breach or threatened breach, in addition to all other remedies available for such breach or threatened breach (including a recovery of damages), will be entitled to obtain preliminary or permanent injunctive relief without being required to prove actual damages or post bond and, to the extent permitted by applicable statutes and rules of procedure, a temporary restraining order (or similar procedural device) upon the commencement of such action. This Section 6.3 constitutes an independent and severable covenant and if any or all of the provisions of this Section 6.3 are held to be unenforceable for any reason whatsoever, it will not in any way invalidate or affect the remainder of this Agreement which will remain in full force and effect. The Seller and Purchaser intend for the covenants of this Section 6.1 to be enforceable to the maximum extent permitted by law, and if any reviewing court deems any such covenants to be unenforceable or invalid, the Seller and the Purchaser authorize such court to reform the unenforceable or invalid provisions and to impose such restrictions as reformed and the remaining provisions as it deems reasonable.

(e) The covenants set forth in this Section 6.3 shall no longer be in force and effect at such time as Seller exercises their rights and remedies pursuant to Section 11(b) of the Pledge Agreement, it being understood that upon any such exercise, the Purchaser shall have no further right to use the name “King of the Cage.”

6.4 Operation of the Business—Post Closing. The Parties acknowledge that a portion of the Purchase Price is contingent upon the operation of the Company after the Closing. Accordingly, the following shall apply during the period that any Contingent Payment is subject to being earned pursuant to Section 2.1(b):

(a) The Company will be operated as a separate unit under the “KOTC” name and trademark. Prior to each quarterly period (or portion thereof), Trebilcock and Purchaser shall develop a budget (the “Budget”) for MMA events to be held in such quarter. Trebilcock shall have sole check writing responsibility for expenses related to such events up to $20,000 per item or series of related items and thereafter co-authority with a designated officer of Purchaser. Any expense not directly related to an event, such as s, g & a items, will be paid out of Purchaser’s account (but will be charged against the Company). Purchaser shall not interfere with any contractual obligations of the Company disclosed on Schedule 4.8(g).

(b) Subject to Trebilcock’s compliance with the terms of the Trebilcock Employment Agreement (as referenced to in Section 7.1(f) below), Trebilcock shall have the principal responsibility for the ordinary course decisions relating to the arranging and promotion of events consistent with past practice, including venue and fighter selection and the terms of the arrangements with fighters. However, such responsibility is subject to the overall strategic objections of Purchaser. Accordingly, Trebilcock will consult with Purchaser regarding selection of fighters and must obtain Purchaser’s approval with respect to matters which may affect Purchaser’s strategic or corporate initiatives including, without limitation, sponsorships and media. To the extent that Trebilcock is prevented from pursuing initiatives, including as a direct result of Trebilcock performing duties for other than the Company, which, had they been implemented would have increased EBITDA, the Company shall be credited for any objectively ascertainable loss in EBITDA or, if not so ascertainable, the parties shall use their best efforts to develop an arrangement to credit the Company for the loss in EBITDA, in the absence of which the provisions of Section 9.15 shall apply. To the extent that Trebilcock is prevented by Purchaser from conducting events under the KOTC name and trademark which would ordinarily be conducted under such name, Trebilcock will get credit for such event as if it was conducted under the KOTC name.

(c) Any overhead or similar charges imposed by the Purchaser shall be reasonable and consistent with such charges as may be imposed with respect to other units of the Purchaser and the benefits to be received by the Company such as legal and accounting assistance, rents (if any space is provided), and payroll and payroll taxes of persons assigned to work on the Company’s activities. Subject to a pre-approved budget and the right of Purchaser to reject a specific individual on reasonable grounds Trebilcock shall have the right to control staffing and hiring of professionals, agents and representatives except accountants, it being understood that the Company’s current operational event crew members are pre-approved.

(d) Based on the Budget, the Purchaser will ensure that the Company has sufficient resources to operate in accordance with a business plan to be developed by Trebilcock and approved by Purchaser at the beginning of each yearly period.

Notwithstanding the foregoing, the Seller acknowledges that the Purchaser is a public company and that Trebilcock and the other management of the Company must comply with the rules and guidelines reasonably imposed by the Purchaser, including policies, procedures and controls established by Purchaser, as in effect from time to time, to comply with Purchaser’s obligations under the securities laws and the rules and regulations promulgated thereunder.

(e) All parties agree that: (i) an election shall be made under Internal Revenue Code section 1377(a)(2) for closing the corporate books and Sellers will be responsible for filing the final S corporation tax return and allocation of the income and expense shall be made under accrual basis accounting; and (ii) that they will make a timely election under internal Revenue Code Section 338(h)(10) and that Purchaser shall allocate the purchase price pursuant to the rules thereunder; provided that there are no adverse tax consequences to Sellers for making such an election.

6.5 Receivables. All receivables accrued as of September 30, 2007 (and all cash collected with respect thereto) from the ordinary course activities of the Company shall be distributed to Seller as soon as possible.

ARTICLE VII
CONDITIONS PRECEDENT TO CLOSING

7.1 Conditions to Seller’s Obligations to Close. The obligations of the Seller to consummate the transactions provided for hereby are subject to the satisfaction, before or on the Closing Date, of each of the conditions set forth below in this Section 7.1, any of which may be waived by Seller.

(a) Representations, Warranties and Covenants. (i) All representations and warranties of the Purchaser contained in this Agreement, shall be true and correct at and as of the Agreement Date and at and as of the Closing Date, and (ii) the Purchaser shall have performed and satisfied all agreements and covenants, required hereby to be performed by it before or on the Closing Date.

(b) No Actions or Court Orders. There shall not be any court decision, order or injunction by any court or other governmental body that makes the purchase and sale of the Company Shares contemplated hereby illegal or otherwise prohibited.

(c) Closing Deliverables. The Purchaser shall have delivered, or caused to be delivered, to Seller those items set forth in Section 3.2(a) hereof.

(d) Pledge Agreement. The Purchaser shall have executed and delivered to the Seller a Pledge Agreement (the “Pledge Agreement”) in form and substance reasonably satisfactory to the Seller pursuant to which the Purchaser has granted to the Seller a first priority security interest in and to the Company Shares to secure the Purchaser’s obligations with respect to the Contingent Payments.

(e) Employment Agreement. Trebilcock shall have entered into an Employment Agreement with the Company (the “Trebilcock Employment Agreement”) in form and substance reasonably satisfactory to the Parties on the terms set forth on Schedule C.

(f) Distribution of Assets. On or before the Closing, all cash and cash equivalents as of the Closing shall be distributed to the Seller.

(g) Lock-up Agreement. The parties have entered into the Lock-up Agreement.

7.2 Conditions to the Purchaser’s Obligations to Close. The obligations of the Purchaser to consummate the transactions provided for hereby are subject to the satisfaction, before or on the Closing Date, of each of the conditions set forth below in this Section 7.2, any of which may be waived by the Purchaser.

(a) Representations, Warranties and Covenants. (i) All representations and warranties of Seller and the Company contained in this Agreement, shall be true and correct at and as of the Agreement Date and at and as of the Closing Date, and (ii) Seller and the Company shall have performed and satisfied all agreements and covenants, required hereby to be performed by it before or on the Closing Date.

(b) No Actions or Court Orders. No action by any governmental body or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage the Purchaser, or the Company if the transactions contemplated hereby are consummated. There shall not be any regulation or court order that makes the purchase and sale of the Company Shares contemplated hereby illegal or otherwise prohibited.

(c) Ancillary Agreements. Seller shall have executed and delivered all agreements contemplated hereunder to which it is a party.

(d) Consents. All permits, consents, approvals and waivers from any entity shall have been obtained, except to the extent that the failure to obtain such permits, consents, approvals and waivers could not reasonably be expected to materially damage the Purchaser after the Closing.

(e) No Material Adverse Change. There shall have been no material adverse change to the business of the Company.

(f) Closing Deliverables. The Seller shall have delivered, or caused to be delivered, to the Purchaser those items set forth in Section 3.2(b) hereof.

(g) Trebilcock Employment Agreement. The Trebilcock Employment Agreement shall have been entered into.

(h) Due Diligence Confirmation. The Purchaser has confirmed to its reasonable satisfaction the following:

(1) The Company has enforceable fighter and talent contracts with at least 10 fighters including Charles Bennett, Sean Loeffler, Buddy Clinton, Aaron Witherspoon, Ryan Diaz, Thricia Poovey, Will Robertson, Sean McCafferty, and Victor Valenzuela.

(2) The Company has enforceable venue contracts with at least 6 casinos and a pending deal with Soboba Casino for a period of 2 years for at least 8 dates.

(3) The Company has sponsorship agreements of at least $350,000 for 2007.

(4) The Company has a Canadian Event License Agreement for $77,000 per year for 2007, 2008, and 2009.

(5) The Company has library of content (including at least 70 titles) for all media platforms; and enforceable contracts for the home video license of content (including DVD) showing minimum fees of $200,000 per year for a period of five years.

(6) The Company owns or has license rights in all KOTC brands, Logos, Marks, Trade Marks, Service Marks.

(7) The Company has an enforceable retail merchandise contract with CF Brand guaranteed for 2007 for a minimum of $75,000.

(8) The Company has generated at least $220,000 in net income for 2006 and such results together with the financial results for 2005 are auditable.

(9) The Company has no liabilities/lawsuits except for trade payables incurred in the ordinary course of business.

(10) The Company’s books and records are auditable.

ARTICLE VIII
INDEMNIFICATION

8.1 Indemnity of the Seller. For a period of two (2) calendar years following the date of the Closing the Seller shall indemnify, defend and hold harmless the Purchaser from and against, and shall reimburse the Purchaser with respect to, all liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements (collectively the “Losses”) asserted against or incurred by such Purchaser by reason of, arising out of, or in connection with any material breach of any representation or warranty contained in this Agreement made by the Seller or in any document or certificate delivered by the Seller pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby.

8.2 Indemnity of the Purchaser. The Purchaser agrees to indemnify, defend and hold harmless the Seller from and against, and to reimburse the Seller with respect to, all liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, asserted against or incurred by the Seller by reason of, arising out of, or in connection with any material breach of any representation or warranty contained in this Agreement or made by the Purchaser or in any document or certificate delivered by the applicable Purchaser pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby.

8.3 Indemnification Procedure. A party (an “Indemnified Party”) seeking indemnification shall give prompt notice to the other party (the “Indemnifying Party”) of any claim for indemnification arising under this Article VII. The Indemnifying Party shall have the right to assume and to control the defense of any such claim with counsel reasonably acceptable to such Indemnified Party, at the Indemnifying Party’s own cost and expense, including the cost and expense of attorneys’ fees and disbursements in connection with such defense, in which event the Indemnifying Party shall not be obligated to pay the fees and disbursements of separate counsel for such in such action. In the event, however, that such Indemnified Party’s legal counsel shall determine that defenses may be available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party, in that there could reasonably be expected to be a conflict of interest if such Indemnifying Party and the Indemnified Party have common counsel in any such proceeding, or if the Indemnified Party has not assumed the defense of the action or proceedings, then such Indemnifying Party may employ separate counsel to represent or defend such Indemnified Party, and the Indemnifying Party shall pay the reasonable fees and disbursements of counsel for such Indemnified Party. No settlement of any such claim or payment in connection with any such settlement shall be made without the prior consent of the Indemnifying Party which consent shall not be unreasonably withheld.

8.4 Limitation on Indemnification. An Indemnifying Party shall not have any liability under Section 8.1 or 8.2 for any claims unless the aggregate amount of Losses to the Indemnified Party finally determined exceeds $25,000 (the “Threshold Amount”), in which event the Indemnifying Party shall be required to pay the full amount of such Losses in excess of the Threshold Amount, provided, however, that maximum liability of any party hereunder shall be limited to the consideration received by such Party under this Agreement.

ARTICLE IX
MISCELLANEOUS

9.1 Publicity. No party to this Agreement shall issue any press release or make any public announcement regarding the transactions contemplated by this Agreement without the prior written approval of the other party.

9.2 Confidential Information. The parties acknowledge that the transaction described in this Agreement is of a confidential nature and shall not be disclosed except to representatives and affiliates, or as required by law, until such time as the parties make a public announcement regarding the transaction as provided in Section 9.1. No party shall make any public disclosure of the specific terms of this Agreement, except as required by law. In connection with the negotiation of this Agreement and preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it will have access to confidential information relating to the other party. Such confidential information shall be subject to this Agreement and be kept confidential and used only in connection with the transactions contemplated herein.

9.3 Termination Events.

(a) This Agreement may be terminated at any time prior to the Closing:

(i) by the mutual written agreement of the Purchaser and the Seller;

(ii) by the Purchaser or the Seller:

on or after October 1, 2007 if the Closing shall not have occurred by the close of business on such date, provided that such date may, from time to time, be extended by either party (with written notice to the other party) up to and including October 15, 2007, and provided, that the terminating or extending party may not be in default of any of its obligations hereunder and may not have caused the failure of the transactions contemplated by this Agreement to have occurred on or before such date; or if there shall be in effect a final nonappealable order of a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is appealable (and pursue such appeal with reasonable diligence);

(iii) by the Purchaser if there is a breach of any representation or warranty set forth in Article IV or any covenant or agreement to be complied with or performed by Seller pursuant to the terms of this Agreement;

(iv) by the Seller if there is a breach of any representation or warranty set forth in Article V or of any covenant or agreement to be complied with or performed by the Purchaser pursuant to the terms of this Agreement.

(b) Upon the occurrence of any valid termination event set forth in this Section 9.3, the Purchaser and/or Seller, as applicable, shall deliver written notice to the non-terminating party. Upon delivery of such notice, this Agreement shall terminate and the transfer of the Company Shares contemplated hereby shall be deemed to have been abandoned without further action by Buyer or Seller. Upon such termination, the Purchaser shall deliver or destroy all confidential information regarding Seller, Seller shall deliver or destroy all confidential information related to the Purchaser to which Seller had access in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby.

(c) In the event that this Agreement is validly terminated as provided in this Section 9.3, then each of the parties shall be relieved of their respective duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Purchaser or Seller; provided, however, that nothing in this Section 9.3 shall relieve the Purchaser or Seller of any liability for any willful breach of this Agreement occurring prior to the proper termination of this Agreement.

9.4 Expenses. Seller, on one hand, and the Purchaser, on the other hand, shall each bear its own expenses, including attorneys’, accountants’ and other professionals’ fees, incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

9.5 Survival of Representations, Warranties and Agreements. All representations and warranties and statements made by a party to this Agreement or in any document or certificate delivered pursuant hereto shall survive the Closing Date for two years. Each of the parties hereto is executing and carrying out the provisions of this Agreement in reliance upon the representations, warranties and covenants and agreements contained in this Agreement or at the closing of the transactions herein provided for and not upon any investigation which it might have made or any representations, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

9.6 Further Assurances. If, at any time after the Closing, the parties shall consider or be advised that any further deeds, assignments or assurances in law or any other things are necessary, desirable or proper to complete the transactions contemplated herein or to vest, perfect or confirm, of record or otherwise, the title to any property or rights of the parties hereto, the parties agree that their proper officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors of the parties are fully authorized to take any and all such action.

9.7 Notice. All communications, notices, requests, consents or demands given or required under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to, or received by prepaid registered or certified mail or recognized overnight courier addressed to, or upon receipt of a facsimile sent to, the party for whom intended, as follows, or to such other address or facsimile number as may be furnished by such party by notice in the manner provided herein:

Attention:

If to the Seller:	Terry N. Trebilcock, Jr. 5395 Bullpen Drive Fontana, CA 92336

With a copy to:	Howard M. Zelener, Esq. 1749 Sixth Avenue Redlands, CA 92374

If to the Purchaser:	ProElite, Inc. 12121 Wilshire Boulevard, Suite1001 Los Angeles, CA 90025 Attn: Chief Executive Officer

With a copy to:	David L. Ficksman, Esq. Troy & Gould Professional Corporation 1801 Century Park East, 16th Floor Los Angeles, California 90067

9.8 Entire Agreement. This Agreement and any instruments and agreements to be executed pursuant to this Agreement, sets forth the entire understanding of the parties hereto with respect to the Agreement’s subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter, including that certain confidential Letter Agreement dated June 26, 2007 and may not be waived or modified, in whole or in part, except by a writing signed by each of the parties hereto. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such provision.

9.9 Successors and Assigns. This Agreement shall be binding upon, enforceable against and inure to the benefit of, the parties hereto and their respective heirs, administrators, executors, personal representatives, successors and assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person. This Agreement may not be assigned by any party hereto except with the prior written consent of the other parties, which consent shall not be unreasonably withheld.

9.10 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of California applicable to agreements made and fully to be performed in the state, without giving effect to any conflicts of law principles thereof

9.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.12 Construction. Headings contained in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References herein to Articles, Sections and Exhibits are to the articles, sections and exhibits, respectively, of this Agreement. As used herein, the singular includes the plural, and the masculine, feminine and neuter gender each includes the others where the context so indicates.

9.13 Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable.

9.14 Attorneys’ Fees and Costs. Subject to Section 9.15, in the event of any action at law or in equity between the parties hereto to enforce any of the provisions hereof, the unsuccessful party to such litigation shall pay to the successful party all costs and expenses, including reasonable attorneys’ fees, incurred therein by such successful party; and if such successful party shall recover judgment in any such action or proceeding, such costs, expenses and reasonable attorneys’ fees may be included in and as part of such judgment.

9.15 Arbitration. Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement, the interpretation hereof, the breach, termination or invalidity hereof or the employment relationship shall be settled exclusively and finally by arbitration. Any such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted in Los Angeles, California or in such other city in the United States as the parties to the dispute may designate by mutual written consent. Any decision or award of the arbitral tribunal shall be in the form of a written opinion and shall be final and binding upon the parties to the arbitration proceeding. The arbitral tribunal shall assess any costs associated with the arbitration.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first set forth above.

SELLER: ________________________________ TERRY TREBILCOCK ________________________________ JULIEMAE TREBILCOCK	PURCHASER: PROELITE INC. By:__________________________________ Name: _______________________________ Its:__________________________________

COMPANY: KING OF THE CAGE, INC. By:_______________________________ Terry Trebilcock, President

EXHIBIT 4.8(g)

1.	Sponsorship Agreement	December 31, 2006	KOTC - ROCKSTAR, INC.
2.	Sponsorship Agreement	February 15, 2007	KOTC - BOATS.NET
3.	Merchandising Agreement	December 31, 2006	KOTC - CF BRAND, LLC
4.	Videogram License Agreement	July 14, 2005	KOTC - BCI ECLIPSE COMPANY, LLC
5.	Videogram License Agreement	January 1, 2007	KOTC - BCI ECLIPSE COMPANY, LLC
6.	Broadcast and Videogram Production Agreement	January 1, 2000	KOTC - BRENTWOOD COMMUNICATIONS, INC.
7.	Broadcast and Videogram Production Agreement	January 1, 2000	GLADIATOR CHALLENGE, INC. - BCI ECLIPSE LLC
8.	Broadcast and Videogram Production Agreement	September 1, 2001	KOTC - BRENTWOOD COMMUNICATIONS INTERNATIONAL, INC.
9.	Trademark License Agreement	July 10, 2005	KOTC - KNK PRODUCTIONS, LIMITED and KEN KUPSCH
10.	Octagon License Agreement	January __, 2006	ZUFFA, LLC - KnK PROMOTIONS
11.	Sponsorship Agreement	October 26, 2006	KOTC - WELLNX LIFE SCIENCES INC.
12.	Broadcast License Agreement	September 25, 2006	KOTC - JJJ MEDIA PTE. LTD.
13.	Letter of Confirmation	February 9, 2007	KOTC - JJJ MEDIA PTE, LTD
14.	License Agreement	May 2, 2004	ZUFFA, LLC - KOTC and GLADIATOR CHALLENGE, INC.
15.	License Agreement	May 2, 2002	ZUFFA, LLC - GLADIATOR CHALLENGE, INC.
16.	License Agreement	May 2, 2002	ZUFFA, LLC - KOTC
17.	Letter of Agreement	October 12, 2006 (and revision dates )	SONY PICTURES TELEVISION INC. - KOTC
18.	Amendment 1	March 22, 2007 (and revised date)	SONY PICTURES TELEVISION INC. - KOTC
19.	Letter of Understanding	March 1, 2006	LINK MEDIA MANAGEMENT - KOTC
20.	Letter of Agreement	January 1, 2006	KOTC - LINK MEDIA MANAGEMENT
21.	Pay-Per-View Master License Agreement	February 28, 2007	EchoStar SATELLITE, LLC
22.	License Agreement	October 28, 2003	TVN - KOTC

1

23.	Amendment Letter	February 25, 2005	TVN - KOTC
24.	Agreement for License of Rights	February 2, 2006	STONECUTTER MEDIA LTD. - FIGHT + LIMITED
25.	Fight Event Agreement	December 16, 2004	KOTC and TERRY TREBILCOCK - MYKY ENTERTAINMENT, LLC and MICHAEL WESTBROOK
26.	License Agreement	January 5, 2004	KOTC and iN DEMAND LLC
27.	Production Agreement	January 1, 2000	KOTC and Brentwood Communications
28.	License Agreement	August 2, 2007	KOTC and Global Gaming Group
29.	Sales Representative Agreement	May 15, 2007	KOTC and BCII
30.	License Agreement	May 15, 2007	KOTC and Brentwood Communications Int’l
31.	Finders Fee Agreement	April 1, 2007	Turi Altavilla and KOTC
32.	Licensing Agreement	June 1, 2007	Queenbury Media and KOTC
33.	Licensing Agreement	Nov. 23, 2006	The Wrestling Channel and KOTC
34.	Casino Agreement	December 31, 2006	KOTC—APACHE GOLD CASINO
35.	Casino Agreement	April 28, 2007	KOTC—CHUMASH CASINO
36.	Casino Agreement	April 1, 2007	KOTC—EAGLE MT. CASINO
37.	Casino Agreement	August 23, 2005	KOTC—KONOCTI VISTA
38.	Casino Agreement	November 21, 2006	KOTC—KIOWA CASINO
39.	Casino Agreement	February 2, 2007	KOTC—LAKE OF THE TORCES
40.	Casino Agreement	February 22, 2007	KOTC—NEWCO—RENO
41.	Casino Agreement	December 1, 2004	KOTC—SOBOBA CASINO
42.	Agent Agreement	March 2, 2006	KOTC—ICM
43.	Fighter contracts listed in DUE DILIGENCE PACKET.
44.	Preexisting videogram license agreements with BCI Eclipse for various KOTC titles under the same terms and conditions as the July 14, 2005 agreement.		KOTC—BCI ECLIPSE COMPANY, LLC
45.	Extension Agreement	August 7, 2007	KOTC and iN DEMAND LLC
46.	Casino Agreement	July 25, 2007	KOTC—ISLETA CASINO
47.	Videogram Production Agreement	September 1, 2005	KOTC—EXTREME CHALLENGE
48.	KOTC and Howard Zelener Agreement	June 23, 2000	Attorney agreement * Purchaser’s fee obligation limited to $125,000 per year and for 6 months following termination

2

Schedule A

Shareholders

Name
Terry Trebilcock	50
Juliemae Trebilcock	50

A-1

Schedule B

Assets to be Transferred

1.	2003 Chevrolet Corvette Z06

2.	2004 Dodge Ram Hemi

3.	2004 Mercedes Benz S55

4.	2006 Chevrolet Corvette Z06

*5.	2006 Mako Boat + Trailer

6.	2006 Pontoon Boat + Trailer

7.	2006 Dodge Ram Mega Cab (Diesel)

*8.	Mountain Property

9.	Present Checking Account / Cash and Receivables generated through work prior to Closing Date. (estimated date - September 1, 2007).

10.	Cameras (2), Editing and Dubbing Equipment

11.	Personal Lap-Top.

*12.	Country Club Membership

13.	Mutual Funds, IRAs, Pension Accounts, etc.

14.	Home Office Air Conditioning Unit

15.	Home Office Furniture

16.	All Auto Improvements

17.	Fitness Video

18.	Cash - Bank of America checking account

19.	All receivables accrued as of September 30, 2007 from the ordinary course activities of the Company

*denotes not presently in the company*

B-1

Schedule C

Terms of Trebilcock Employment Agreement

Term:	5 years

Salary:	$150,000 annually

Incentive Payment equal to 20% of the excess, if any, of the net income attributable to the Company operations for each 12 month period of the employment term above the following target: First 12 months: $850,000: Second 12 months: $1,050,000: Third 12 months: $1,150,000: Fourth 12 Months: $1,450,000: Fifth 12 months: $1,650,000

ProElite benefit package equivalent to other top executives

C-1